Exhibit 10.2

SUMMARY OF EXECUTIVE COMPENSATION FOR 2005

The following table sets forth the annual base salary for each of the named executive officers of Beverly Enterprises, Inc (the “Company”) for fiscal year 2005, along with the percentage increase over the base salary for fiscal year 2004:

Executive Officer	Base Salary	% Increase
William R. Floyd	$940,000	4.4%
Jeffrey P. Freimark	$457,000	3.3%
Douglas J. Babb	$445,000	3.2%
David R. Devereaux	$457,000	3.3%
Cindy H. Susienka	$416,000	8.1%

In addition, under the Company’s Annual Incentive Plan each of the named executive officers other than the CEO have a target incentive award equal to 75% of his or her annual base salary, and the CEO has a target incentive award equal to 125% of his annual base salary (the “Target Award”). The actual bonus payable will range from 75% to 130% of the Target Award depending on the Company’s performance in meeting financial, quality of care and corporate strategic goals. Assuming bonuses at 119.5% of the Target Award (the percentage achieved in 2004), the average fiscal year 2005 bonus for the named executive officers would increase by approximately 4.5% over the average actual bonus for fiscal year 2004.